Exhibit 99.3

Earthstone Energy, Inc. Announces Conference Call
for Thursday, December 17, 2015 at 3:00 p.m. Eastern

The Woodlands, Texas, December 17, 2015 – Earthstone Energy, Inc. (NYSE MKT: ESTE) (“Earthstone” or the “Company”), announced today that its management will host a conference call at 3:00 p.m. Eastern (2:00 pm Central) to discuss the Company’s recently announced acquisition of Lynden Energy Corp. (TSX Venture: LVL.V; OTC Pink: LVLEF) (“Lynden”). Prepared remarks by Frank A. Lodzinski, President and Chief Executive Officer, will be followed by a question and answer session.

Investors and analysts are invited to participate in the call by dialing 877-407-8035 for domestic calls or 201-689-8035 for international calls, in both cases asking for the Earthstone / Lynden conference call.

A replay of the call will be available on the Company’s website and by telephone until 11:59 p.m. Eastern (10:59 p.m. Central), Thursday, December 31, 2015. The number for the replay is 877-660-6853 for domestic calls or 201-612-7415 for international calls, using Conference ID: 13627215.

About Earthstone Energy, Inc.

Earthstone Energy, Inc. is a growth-oriented independent oil and gas exploration and production company engaged in the development and acquisition of oil and gas reserves through an active and diversified program that includes the acquisition, drilling and development of undeveloped leases, purchases of reserves, and exploration activities, with its current primary assets located in the Eagle Ford trend of south Texas and in the Williston Basin of North Dakota and Montana. Earthstone is traded on NYSE MKT under the symbol “ESTE.” The Company’s corporate headquarters is located in The Woodlands, Texas.  Additional information can be found at www.earthstoneenergy.com.

Additional Information and Where to Find It

This release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of a vote or proxy. The proposed transaction anticipates that the sale of Earthstone shares will be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 3(a)(10) of the Securities Act. Consequently, the Earthstone shares will not be registered under the Securities Act or any state securities laws. In connection with the proposed transaction, Earthstone and Lynden intend to file with the Securities and Exchange Commission (the “SEC”) a joint information statement/circular and other relevant documents to be mailed by Lynden and Earthstone to their respective security holders in connection with the proposed transaction. The joint information statement/circular will also be filed with the Canadian securities regulators. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE JOINT INFORMATION STATEMENT/CIRCULAR AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION about Earthstone, LYNDEN and the proposed transaction. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC and the Canadian securities regulators free of charge at the SEC’s website, www.sec.gov and at the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. In addition, a copy of the joint information statement/circular (when it becomes available) may be obtained free of charge from Earthstone’s website at www.earthstoneenergy.com, or from Lynden’s website at www.lyndenenergy.com. Investors and security holders may also read and copy any reports, statements and other information filed by Lynden or Earthstone, with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room. In addition, the documents filed with the SEC by Earthstone can be obtained free of charge from Earthstone’s website at www.earthstoneenergy.com or by contacting Earthstone by mail at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, TX, 77380, or by telephone at (281) 298-4246.  The documents filed with the SEC by Lynden can be obtained free of charge from Lynden’s website at www.lyndenenergy.com or by contacting Lynden by mail at Suite 1200, 888 Dunsmuir Street, Vancouver, British Columbia, V6C 3K4 or by telephone at (604) 629-2991.

Participants in the Solicitation

Earthstone, Lynden and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Information regarding Earthstone’s directors and executive officers is available in its proxy statement filed with the SEC by Earthstone on September 21, 2015 in connection with its 2015 annual meeting of stockholders, and information regarding Lynden’s directors and executive officers is available in its management proxy circular filed by Lynden with the SEC on October 21, 2015 in connection with its 2015 annual meeting of stockholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint information statement/circular and other relevant materials to be filed with the SEC and the Canadian securities regulators when they become available.

Contact

Neil K. Cohen

Vice President, Finance, and Treasurer

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, TX 77380

281-298-4246